Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-226383

$500,000,000

4.20% First and Refunding Mortgage Bonds,

Series 2019A, Due 2029

SUMMARY OF TERMS

Security:	4.20% First and Refunding Mortgage Bonds, Series 2019A, Due 2029 (the “Series 2019A Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$500,000,000

Expected Ratings of Securities*:	A3 / A- / BBB+ (Negative Outlook / Negative Watch / Negative Watch) (Moody’s / S&P / Fitch)

Trade Date:	March 12, 2019

Settlement Date**:	March 15, 2019 (T + 3)

Maturity:	March 1, 2029

Benchmark US Treasury:	2.625% due February 15, 2029

Benchmark US Treasury Price:	100-07

Benchmark US Treasury Yield:	2.600%

Spread to Benchmark US Treasury:	T + 165 bps

Reoffer Yield:	4.250%

Coupon:	4.20%

Coupon Payment Dates:	March 1 and September 1

First Coupon Payment Date:	September 1, 2019

Public Offering Price:	99.599%

Optional Redemption:

Callable at any time prior to December 1, 2028, in whole or in part, at a “make whole” premium of 25 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after December 1, 2028, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400GQ0 / US842400GQ05

Joint Book-running Managers:

Barclays Capital Inc. (“Barclays”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

PNC Capital Markets LLC (“PNC”)

Wells Fargo Securities, LLC (“Wells Fargo”)

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Co-managers:	Blaylock Van, LLC Cabrera Capital Markets, LLC MFR Securities, Inc. Mischler Financial Group, Inc. Penserra Securities LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2019A Bonds on the Trade Date will be required, by virtue of the fact that the Series 2019A Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Barclays, J.P. Morgan, PNC or Wells Fargo can arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847, J.P. Morgan collect at 1-212-834-4533, PNC at 1-855-881-0697 or Wells Fargo at 1-800-645-3751.